EXHIBIT 99.1

AzurRx BioPharma CEO Issues Letter to Shareholders
Regarding Recent Acquisition of First Wave Bio and Creation of First Wave BioPharma

BOCA RATON, FL., September 14, 2021 (GLOBE NEWSWIRE) – AzurRx BioPharma, Inc. (NASDAQ:AZRX), (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today issued a letter to its shareholders from James Sapirstein, President, Chief Executive Officer and Chairman, regarding its recently announced merger with First Wave Bio, Inc. and adoption of the First Wave BioPharma name. The full text of the letter, which has also been posted to the Company’s website, is as follows:

Dear Shareholders,

It is with great excitement and enthusiasm that I write to you, the shareholders of the new First Wave BioPharma. Yesterday, as AzurRx BioPharma, we announced our acquisition of First Wave Bio, Inc. (“First Wave Bio”), a clinical-stage biotechnology company developing novel gut-targeted small molecules for inflammatory bowel disease (IBD) and other serious gastrointestinal (GI) conditions, consummated on the morning of September 13, 2021. In conjunction with the transaction, we announced an upcoming change of our corporate name to “First Wave BioPharma”, as part of which the company will begin to trade its common shares on Nasdaq under a new ticker symbol “FWBI” effective on or about Thursday, September 23rd. This series of events represents weeks of hard work and the dedication of many talented people. I am proud to take this opportunity to discuss the company’s mission and what we believe we can achieve in the future.

Despite the anticipated name change, our mission at First Wave BioPharma is not changing. We remain committed to developing a new wave of targeted, non-systemic therapies in the GI space to improve treatment options and restore the quality of life for millions of patients, and, by doing so, generate value for our shareholders. We have doubled the number of “shots on goal” we are pursuing in significant therapeutic markets. As First Wave BioPharma, we intend to advance a pipeline built around two gut restricted GI technologies – niclosamide, a small molecule with antiviral and anti-inflammatory properties, and adrulipase, a recombinant lipase enzyme designed to help with the digestion of fats and other nutrients.

First Wave BioPharma – Six GI Clinical “Shots on Goal” in Significant Markets

In total, we have development- and clinical-stage programs spanning six GI indications with significant market size opportunities, including: Crohn’s disease (estimated at $7.4 billion); ulcerative colitis, ulcerative proctitis and ulcerative proctosigmoiditis (estimated at $5 billion); COVID-19-related GI infections (estimated at $10 billion, for COVID-19 related anti-virals), immune checkpoint inhibitor-associated colitis (estimated at $22 billion, for immune checkpoint inhibitors) and a dangerous digestive disorder, exocrine pancreatic insufficiency (EPI), in patients with cystic fibrosis and chronic pancreatitis (estimated at $1.6 billion).

Niclosamide –GI-Targeted Agent in IBD

At its core, the acquisition of First Wave Bio was driven by the immense opportunity we see for niclosamide therapies for inflammatory bowel disease (IBD). We now wholly own all rights to First Wave Bio’s proprietary formulations of niclosamide and a robust patent IP portfolio covering methods of use for all IBD indications as well as immune checkpoint inhibitor colitis and COVID-GI infections.

In January 2021, we previously in-licensed from First Wave Bio the exclusive global rights to two niclosamide therapeutic indications-- a treatment for COVID-19-related GI infections, and a treatment for ICI-AC, a condition that affects advanced stage cancer patients receiving treatment with a specific type of immunotherapy. Positive data from First Wave Bio’s ongoing clinical trial for niclosamide in ulcerative proctitis convinced us of the drug’s broader potential in multiple IBD indications, which includes Crohn’s disease and ulcerative colitis; all with large and growing patient populations.

Based on this potential, we recently entered into negotiations to fully acquire First Wave Bio, and we are pleased now to have concluded a cash and stock transaction. The upfront consideration paid at closing consisted of merely $3.0 million in cash, plus shares of common stock worth merely $4.0 million (or 624,025 shares, calculated after giving effect to the Company’s recent ten-for-one reverse stock split, based upon a split-adjusted trailing five-day volume-weighted-average stock price of $6.41 per share). Further, amounts payable under the definitive agreement consist of tranched payments of $8.0 million in cash within 45 days of closing, and $7.0 million in cash by March 31, 2021.

All other potential future payments to First Wave Bio equity holders are in the form of milestone payments, contingent upon the achievement of specific clinical, regulatory and commercial milestones for the niclosamide assets, anticipated to become payable over the next several years as clinical development progresses, as well as certain potential future royalty payments for specified revenue received from any third party with a preexisting niclosamide development program relating to COVID.

With the completion of this acquisition, our internal development pipeline now includes three entirely new niclosamide indications in IBD – FW-UP in ulcerative proctitis (UP) and ulcerative proctosigmoiditis (UPS), FW-UC in ulcerative colitis (UC), and FW-CD in Crohn’s disease (CD). These additional indications, which were not previously subject to our prior license with FirstWave Bio, now form a complete part of our clinical development pipeline.

We believe these new assets and indications provide us with the opportunity to address large unmet needs. In the U.S. last year, it is estimated that there were more than 825,000 UC diagnoses, and 625,000 Crohn’s disease diagnoses and these numbers are expected to increase to 850,000 and 810,000 in 2026, respectively. Mild to Moderate prevalence comprises 84% of all UC patients and 86% of the estimated $5 billion UC market in the U.S., as well as 76% of all CD patients and 58% of the estimated $8 billion CD market in the U.S. Yet, despite the growing patient populations, there has been little recent innovation to address the growing need, especially in treatments for patients with mild to moderate disease.

We believe that our proprietary formulations of niclosamide, with their novel anti-inflammatory mechanism of action, non-systemic absorption, and safety benefits, will enable us to address significant unmet clinical needs for IBD patients, especially in the mild-to-moderate disease categories. We believe that they offer significant advantages over other currently available treatments including steroids, 5-ASAs and biologics. These small molecule drugs can be administered without the use of needles, often in oral tablet formulations and are highly targeted medications designed to address the area of the GI tract where disease-causing inflammation occurs. Doing so, our niclosamide products have the potential to avoid the systemic complications often associated with steroids and other immunosuppressants.

The months to come will be busy for First Wave BioPharma as we work to advance towards several clinical and regulatory milestones.

Launching New ICI-AC and IBD Clinical Trials & Completing the COVID-GI Trial in 2022

By year-end 2021, we expect to have three clinical programs for niclosamide in Phase 2 trials. The RESERVOIR trial, a Phase 2 study evaluating the utility of oral micronized niclosamide in patients with COVID-19-related GI infections, began enrolling patients in June and should be completed in the first half of next year. Meanwhile, an IND is pending before the U.S. Food and Drug Administration (FDA) for a Phase 2 study evaluating ICI-AC. A third study exploring the use of topical niclosamide in ulcerative proctitis and ulcerative proctosigmoiditis is expected to commence in the fourth quarter. We look forward to providing data readouts for each program in 2022.

Adrulipase -- A Clear Path Forward

Earlier this year we reported topline data from two Phase 2 clinical trials for adrulipase - one evaluating the drug as a monotherapy for EPI inpatients with cystic fibrosis and the other evaluating adrulipase in combination with the current standard of care, pancreatic enzyme replacement therapy (PERT). The 20-patient combination trial was a clear success, with data showing clinically meaningful improvement in coefficient of fat absorption (CFA), suggesting that that combination therapy may benefit cystic fibrosis patients with severe EPI.

Our focus, however, remains on advancing the development of a new formulation for adrulipase, one that we believe will prove optimal for use as a monotherapy. Our goal is to initiate a Phase 2 trial within the first six months of 2022 to evaluate this formulation.

Key to our adrulipase program is our belief that the drug offers key advantages over PERT and has the potential to replace it as a standard of care. EPI is an enzyme deficiency that makes it difficult for patients to digest fat and nutrients needed to maintain healthy weight, healthy growth and, in the case of cystic fibrosis patients, good lung function. In the U.S. alone, the EPI market is worth an estimated $1.6 billion, and it is populated by more than 30,000 cystic fibrosis patients and another 90,000 chronic pancreatitis patients.

PERT medications are made from the pancreases of pigs, which presents manufacturing challenges (PERT is reliant on pig stocks, which can be impacted by infection, including Swine flu) and patient preference issues (cystic fibrosis patients, in particular, have expressed concern with pig-based products). Moreover, the “pill burden” with PERTs is daunting. Patients must take upwards of 40 PERT capsules per day to control symptoms, yet almost one-third of cystic fibrosis patients cannot control their EPI using PERT and cannot dose up due to safety concerns. Comparatively, adrulipase is safe and well tolerated, does not contain any animal products and is made from a highly abundant resource that can be manufactured on demand at high volumes safely and with a high degree of reproducibility.

We continue to believe that adrulipase has strong potential with the ability to attract partnership opportunities and licensing interest from Big Pharma.

Merger Consideration

Following yesterday’s announcement of the merger, it has come to our attention that a number of shareholders may be confused about the dilutive potential for the transaction, given the $229 million headline size for the transaction. As detailed above, the upfront portion of the transaction was only $3 million in upfront cash payments, a modest amount of common stock consideration (624,025 shares, calculated on a split-adjusted basis based on trailing five-day VWAP stock price pf $6.41 per share), with $15 million in additional cash consideration spread out over the course of six months. All other payments are in the form of contingent milestone payments, which are anticipated only to be achieved as clinical development of our niclosamide indications progresses over time, and a portion of which are payable either in cash or in shares of stock at the Company’s option.

Recent Financings

During the first half of 2021, we raised aggregate gross proceeds of approximately $23.0 million from the sale of preferred and common stock in public offerings and private placement transactions, and the receipt of aggregate cash proceeds of approximately $4.6 million from the exercise of warrants.

Outlook Ahead

These are exciting times for First Wave BioPharma. I look forward to working with my management team and fellow board members to execute a business and clinical strategy that has the potential build First Wave BioPharma into a GI-disease therapeutic powerhouse.

On each front, First Wave’s mission is the same – to bring relief to patients living daily with the often painful, dangerous and discomforting symptoms inherent to gastrointestinal disease, to protect their health and to restore quality of life. We look forward to continuing what has so far been a productive 2021, and we thank you for your continued support.

Sincerely,

James Sapirstein

Chairman, President and CEO

First Wave BioPharma, Inc.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ: AZRX) (to be renamed “First Wave BioPharma, Inc.” with its common stock trading under new ticker symbol “FWBI” effective on or about September 23, 2021), is a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. AzurRx is currently advancing a therapeutic development pipeline populated with multiple clinical stage programs built around its two proprietary technologies – niclosamide, an oral small molecule drug with anti-viral and anti-inflammatory properties, and the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients. Our niclosamide portfolio is led by three clinical programs: FW-COV, for COVID-19 gastrointestinal infections; FW-ICI-AC, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced stage oncology patients; and FW-UP, for ulcerative proctitis (UP) in patients with inflammatory bowel disease (IBD). Our next two IBD niclosamide programs, FW-UC (ulcerative colitis) and FW-CD (Crohn’s disease), are planned for future pipeline development. AzurRx is also advancing adrulipase for the treatment of exocrine pancreatic insufficiency (FW-EPI) in patients with cystic fibrosis and chronic pancreatitis. The Company is headquartered in Boca Raton, Florida with clinical operations in Hayward California. For more information visit www.firstwavebio.com or www.azurrx.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition and its announcement on the Company’s business, operating results and financial prospects; the integration of the First Wave Bio, Inc. business with the Company’s own business; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 under the heading ”Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@azurrx.com

Media contact:

Tiberend Strategic Advisors, Inc.

Johanna Bennett / David Schemelia / Ingrid Mezo

(212) 375-2665 / (609) 468-9325 / (646) 604-5150

jbennett@tiberend.com / dschemelia@tiberend.com / imezo@tiberend.com